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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements and in the related Prospectuses (Form S-3 No. 333-44141, Form S-3 No. 333-40451 and Form S-8 dated October 9, 1997) of Arden Realty, Inc. of our report dated April 16, 1998 with respect to the statement of revenue and certain expenses of Continental Grand for the year ended December 31, 1997, and the incorporation by reference therein of our report dated May 14, 1998 with respect to the statement of revenue and certain expenses of Calabasas Tech Center for the year ended December 31, 1997, both of which are included in the Form 8-K/A of Arden Realty, Inc. dated July 28, 1998.

/s/ Ernst & Young LLP
Los Angeles, California
July 27, 1998